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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2005

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
(Exact name of registrant as specified in charter)

Maryland
(State or other jurisdiction of incorporation)

001-31987	84-1477939
(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Suite 900, Denver, CO 80203	75062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 303-383-7500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

        Affordable Residential Communities Inc. announced on August 9, 2005 that its operating partnership, Affordable Residential Communities LP, has issued $87 million aggregate principal amount of its 7 1/2% senior exchangeable notes due 2025 to qualified institutional buyers in a private transaction. The operating partnership also has granted Merrill Lynch & Co., the initial purchaser of the notes, an option to purchase an additional $13 million of notes within 30 days of the issuance of the notes.

        The notes are senior unsecured obligations of the operating partnership and are exchangeable, at the option of the holders, into shares of the Company's common stock at an initial exchange rate of 69.8812 shares per $1,000 principal amount of the notes (equal to an initial exchange price of approximately $14.31 per share), subject to adjustment and, in the event of specified corporate transactions involving the Company or the operating partnership, an additional make-whole premium. The closing sale price of the Company's common stock, as reported on the New York Stock Exchange, on August 3, 2005, the date the notes were priced, was $12.18 per share. Upon exchange, the operating partnership shall have the option to deliver, in lieu of shares of the Company's common stock, cash or a combination of cash and shares of the Company's common stock.

        Prior to August 20, 2010, the notes are not redeemable at the option of the operating partnership. After August 20, 2010, the operating partnership may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, on the notes, if the closing price of the Company's common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-trading day period.

        Holders of the notes may require the operating partnership to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, on the notes on each of August 15, 2010, August 15, 2015 and August 15, 2020, or after the occurrence of certain corporate transactions involving the Company or the operating partnership.

        The notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

        A copy of the press release relating to the announcement is furnished by attachment hereto as Exhibit 99.1. A copy of the Purchase Agreement dated August 3, 2005 among the Company, the operating partnership and the initial purchaser is furnished by attachment hereto as Exhibit 99.2. A copy of the Indenture dated as of August 9, 2005 between the operating partnership and U.S. Bank National Association, as Trustee, including the form of 7 1/2% Senior Exchangeable Notes due 2025 made by the Company payable to Cede & Co., or registered assigns, in the principal sum of $87,000,000 on August 15, 2025, which is attached thereto as Exhibit A, is furnished by attachment hereto as Exhibit 99.3. A copy of the Registration Rights Agreement dated as of August 9, 2005 among the Company, the operating partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated is furnished by attachment hereto as Exhibit 99.4. A copy of the Common Stock Delivery Agreement dated as of August 9, 2005 between the Company and the operating partnership is furnished by attachment hereto as Exhibit 99.5.

Item 9.01 Financial Statements and Exhibits.

        Attached as exhibits hereto are

Exhibit Number	Description
99.1	Press Release dated August 9, 2005
99.2	Purchase Agreement dated August 3, 2005
99.3	Indenture dated August 9, 2005 and Form of Note
99.4	Registration Rights Agreement dated August 9, 2005
99.5	Common Stock Delivery Agreement dated August 9, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
Date: August 9, 2005	/s/ SCOTT L. GESELL Scott L. Gesell Executive Vice President

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  Item 2.03 Creation of a Direct Financial Obligation.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES